Exhibit 99.1

Contact:
Nancy C. Broadbent	Evan Smith, CFA / Erica Pettit
CollaGenex Pharmaceuticals, Inc.	KCSA Worldwide
215-579-7388	212-896-1251 / 212-896-1248

CollaGenex Pharmaceuticals Agrees to Sell U.K. and European Dental Assets

to Alliance Pharma plc

Newtown, PA, October 22, 2004 – CollaGenex International Ltd, the wholly-owned U.K. subsidiary of CollaGenex Pharmaceuticals, Inc. (NASDAQ: CGPI), has agreed to sell the rights to its U.K. and European dental assets to Alliance Pharma plc, a U.K. specialty pharmaceutical company, for $3.3 million. These assets primarily consist of the use of trademarks, U.K. and European governmental marketing authorizations, distribution agreements and other intangible assets relating to the sale of Periostat® in the U.K. and Europe. Sales of Periostat in the U.K. and Europe were approximately $560,000 for the year ended December 31, 2003. The sale of its U.K. and European dental assets reflects a strategic decision by CollaGenex to focus on its dental and dermatology businesses in North America.

CollaGenex has also entered into a supply agreement with Alliance pursuant to which CollaGenex will be the supplier of Periostat tablets to Alliance. In addition, CollaGenex granted Alliance an option to acquire a license to register and market Periostat MR™, a once-daily, modified release form of Periostat currently in Phase III clinical trials in the U.S. and U.K., for adult periodontitis. CollaGenex retains all rights to Periostat MR for all other clinical indications.

“We are very pleased to enter this agreement with Alliance Pharma,” said Colin Stewart, president and chief executive officer of CollaGenex Pharmaceuticals, Inc. “The sale of our U.K. and European dental assets follows a careful strategic review of our business and reflects our commitment to focus our energies on the development and marketing of our dental and dermatology businesses in the U.S. Alliance’s intent to develop a field sales force to market Periostat to dentists in the U.K. should facilitate rapid adoption and more widespread use among dentists and patients in the U.K. Alliance will also seek to make Periostat more widely available to patients in Europe. We believe Alliance is an excellent company to take Periostat to the next level of adoption and sales in the U.K. and Europe, and we look forward to a mutually beneficial long-term relationship.”

John Dawson, chief executive officer of Alliance, said, “Our analysis has shown that Periostat has considerable potential to establish itself as an important part of therapy in adult periodontitis and one we shall pursue aggressively. It represents another milestone in Alliance’s development as a specialty pharma company.”

About CollaGenex

CollaGenex Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on providing innovative medical therapies to the dental and dermatology markets. Currently, the Company’s professional dental pharmaceutical sales force markets Periostat, which is indicated as an adjunct to scaling and root planing for the treatment of adult periodontitis. Periostat is the first and only pharmaceutical to treat periodontal disease by inhibiting the enzymes that destroy periodontal support tissues and by enhancing bone protein synthesis. The dental sales force also promotes Atridox®, Atrisorb FreeFlow® and Atrisorb-D FreeFlow®, Atrix Laboratories, Inc.’s products for the treatment of adult periodontitis, to the dental market. The Company’s professional dermatology sales force markets Pandel®, a prescription topical corticosteriod licensed from Altana, Inc.

Research has shown that certain unique properties of the tetracyclines discovered during the development of Periostat(R) may be applicable to other diseases involving inflammation and/or destruction of the body’s connective tissues. CollaGenex is further evaluating Periostat(R), as well as the new IMPACS(R) compounds, to assess whether they are safe and effective in these other applications. In addition, CollaGenex has licensed the Restoraderm(TM) technology, a unique, proprietary dermal drug delivery system, in order to develop a range of topical dermatological products with enhanced pharmacologic and cosmetic properties.

To receive additional information on the Company, please visit our Web site at www.collagenex.com, which does not form part of this press release.

About Alliance Pharma

Alliance Pharma, founded in 1996, is an AIM-listed, emerging specialty pharmaceutical company based in Chippenham, Wiltshire, England. The company has a strong track record of acquiring the rights to established niche brands and owns or shares the rights to 27 branded pharmaceutical products and is currently exploring several opportunities to expand the range. In November 2003 the company acquired Peerless Technology Group Plc, constituting a reverse takeover under the AIM rules.

Alliance’s products are prescribed in the treatment of a wide range of conditions and include brands used in the prevention of heart disease, in Parkinson’s disease, in nasal infections, in the treatment of dermatological conditions and in childbirth. Alliance’s sales are mainly prescription driven. They are distributed to hospitals directly and to pharmaceutical wholesalers who service both hospital and retail pharmacies with their prescription requirements.

Statements in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. CollaGenex’ actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in CollaGenex’ most recent Annual Report on Form 10-K for the year ended December 31, 2003 and the most recent Form 10-Q for the Quarter ended June 30, 2004 under the sections “Additional Factors That May Affect Future Results” and “Additional Risks That May Affect Results” as well as other documents that may be filed by CollaGenex from time to time with the Securities and Exchange Commission. Forward-looking statements include statements regarding CollaGenex’ expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “should”, “will”, and “would” or similar words. CollaGenex assumes no obligations to update the information included in this press release.

Periostat, IMPACS and Restoraderm are registered trademarks of CollaGenex Pharmaceuticals, Inc.

All other trade names, trademarks or service marks are the property of their respective owners and are not the property of CollaGenex Pharmaceuticals, Inc. or any of our subsidiaries.

Pandel is a trademark of Taisho Pharmaceuticals.

Atridox, Atrisorb and Atrisorb-D are registered trademarks of Atrix Laboratories, Inc.

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